Filed pursuant to Rule 433
Free Writing Prospectus dated February 22, 2017
Registration Statement No. 333-201927-05

UNITED RENTALS (NORTH AMERICA), INC.
Pricing Term Sheet – February 22, 2017
$250,000,000 5.875% Senior Notes due 2026

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated February 22, 2017, to the accompanying Prospectus dated March 12, 2015, filed as part of Registration Statement No. 333-201927-05, as amended by Post-Effective Amendment No. 1 thereto.  Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	United Rentals (North America), Inc. (the “Issuer”)
Title of Securities:	5.875% Senior Notes due 2026 (the “reopened 2026 Notes”, together with the original 2026 notes, the “Notes”)
Aggregate Principal Amount:	$250,000,000
Distribution:	SEC Registered
Gross Proceeds:	$261,562,500
Net Proceeds (after underwriting discounts and commissions):	$258,437,500
Maturity:	September 15, 2026
Issue Price:	104.625%, plus accrued interest from September 15, 2016
Coupon:	5.875%
Yield to Maturity:	5.253%
Interest Payment Dates:	March 15 and September 15
Record Dates:	March 1 and September 1
First Interest Payment Date:	March 15, 2017

Optional Redemption:

Except as set forth below under “Optional Redemption with Equity Proceeds” and “Make-Whole Redemption”, the Issuer will not be entitled to redeem the Notes at its option prior to September 15, 2021.

The Issuer may, at its option, redeem some or all of the Notes at any time on or after September 15, 2021 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the 12-month period beginning on September 15 of each of the years indicated below:

	Year	Percentage
	2021	102.938%
	2022	101.958%
	2023	100.979%
	2024 and thereafter	100.000%
Optional Redemption with Equity Proceeds:

At any time on or prior to September 15, 2019, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, at a price equal to 105.875% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Redemption:

At any time prior to September 15, 2021, the Issuer may redeem some or all of the Notes at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the redemption date.

Change of Control:	Upon certain change of control events, the Issuer must offer to repurchase the notes at 101% of principal amount plus accrued and unpaid interest, if any, to the purchase date.
Trade Date:	February 22, 2017
Settlement Date:	February 27, 2017
CUSIP/ISIN Numbers:	911365 BE3 / US911365BE34

Bookrunners:

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Co-Managers:	BMO Capital Markets Corp. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc.

The Issuer has previously filed a registration statement (including a prospectus and a preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”), as amended by Post-Effective Amendment No. 1 thereto, for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and post-effective amendment and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting Wells Fargo Securities, LLC, Attention: Wells Fargo Securities Customer Service, 608 2nd Avenue, South Minneapolis, MN 55402, (800) 645-3751 or via email at wfscustomerservice@wellsfargo.com.

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